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                          EXHIBIT 99.1 - PRESS RELEASE




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                           SOUTHWEST BANCSHARES, INC.
                             4062 SOUTHWEST HIGHWAY
                          HOMETOWN, ILLINOIS 60456-1134


                                            NEWS RELEASE
                                            ------------

                                            FOR IMMEDIATE RELEASE
                                            WEDNESDAY, DECEMBER 17,1997

Contact:    Southwest Bancshares, Inc.
            --------------------------
            Richard E. Webber, President & Chief Financial Officer Ronald D. Phares, Vice President & Investor Relations
            (708) 636-2700

            Alliance Bancorp
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            Kenne P. Bristol, President & Chief Executive Officer
            Richard Hojnicki, Executive Vice President & Chief Financial Officer
            (630) 323-1776

SOUTHWEST BANCSHARES, INC. AND ALLIANCE BANCORP AGREE TO MERGER
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      Chicago, Illinois, December 17, 1997 - Southwest Bancshares, Inc.
(NASDAQ/SWBI), announced today that it has agreed to merge with Alliance Bancorp (NASDAQ/ABCL:) of Hinsdale, Illinois. In a joint release today, Richard E. Webber, President and Chief Financial Officer of Southwest Bancshares, Inc., and Kenne P. Bristol, President and Chief Executive Officer of Alliance Bancorp, announced that their respective boards of directors have unanimously approved a definitive agreement to merge the two institutions. Pursuant to the merger agreement, which is subject to shareholder and regulatory approval, each common share of Southwest Bancshares, Inc. common stock will be exchanged for 1.1981 shares of Alliance Bancorp common stock, subject to adjustment based on the current value of Alliance Bancorp common stock, the transaction has a current value of $31.75 per share. Following the merger, Alliance will have 20 offices in Chicago and its surrounding suburbs, with approximately $1.8 billion in assets and $1.3 billion in deposits, making it the third largest independent thrift institution in the Chicago metropolitan area.

      The transaction is valued at approximately $90 million and will be payable in stock based on Alliance's common stock price at the closing of the transaction. The transaction will be accounted for as a pooling of interests for financial accounting purposes. The transaction is expected to close prior to June 30, 1998. Alliance has the right to terminate the transaction if the average share price of Alliance prior to closing is less than $19.875 per share, unless Southwest agrees to accept an exchange ratio of 1.3579 shares of Alliance Bancorp stock.

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      Concurrent with the execution of the definitive agreement, Southwest
Bancshares has granted Alliance Bancorp an option to purchase an amount of shares equal to 9.9% of its outstanding common stock which option is exercisable in certain circumstances.

      Richard E. Webber, President and Chief Financial Officer of Southwest Bancshares, said, "We are pleased to join with Alliance Bancorp, a company which shares our own community- oriented banking philosophy. The selection of Alliance Bancorp as a merger partner allows us to serve our customers and markets with expanded products, allows our employees to join a growing organization and provides our shareholders with an opportunity to benefit from the growth of the combined company which we believe will result in increased long-term value."

      Kenne P. Bristol, Chief Executive Officer of Alliance Bancorp, said, "We view the merger with Southwest Bancshares as a tremendous opportunity. Our deposits in the Chicagoland market will increase by approximately 30% and the Southwest customer base provides us with great potential for the marketing of loan products, fee-based services such as mutual funds, and transaction account products, all of which we have successfully marketed to our customer base." Fredric G. Novy, Alliance Bancorp's Chairman said, "We believe this will create excellent opportunities for future growth in both earnings per share and long-term shareholder value."

      Mr. Webber will be continuing as a board member of the combined organization. Mr. Bristol and Mr. Webber emphasized the following benefits of the merger:

o     Immediate accretion to 1998 earnings per share;

o Achievement of economies of scale generated from cost efficiencies and Alliance's product delivery and processing systems;

o A significant opportunity to sell Alliance's fee generating deposit services and investment products to Southwest's customer base;

o The utilization of Southwest's stable core deposit base to profitably enhance Alliance's excellent asset generating capabilities in mortgage and home equity loan products;

o The combined equity to assets ratio, offering growth opportunity for the future.

      "Southwest is also an excellent fit with our strategic priorities," Bristol continued. "While both companies serve the Chicago area market, there is very little geographic overlap. Therefore, the combination represents a substantial expansion of the Alliance market area. Both companies place a high priority on serving the individual financial goals of their local customers. Having this common focus between organizations at the onset will create immediate benefits for customers and shareholders."



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      As of September 30, 1997, Southwest Bancshares, Inc., through its wholly owned subsidiary, Southwest Federal Savings and Loan Association of Chicago, had approximately $375 million in assets, $275 million in deposits, and $43 million in stockholders' equity. Southwest operates 6 offices in Cook County, Illinois, where 7 of Alliance's offices are also located. The common stock of Southwest Bancshares is traded on the Nasdaq National Market Tier of the Nasdaq Stock Market under the symbol SWBI. Alliance is the parent holding company of Liberty Federal Bank which is headquartered in Hinsdale, Illinois. Alliance had assets of $1.4 billion, deposits of $998 million and stockholders' equity of $129 million as of September 30, 1997, providing complete financial services through 14 offices located in Cook and DuPage Counties, Illinois and will be opening a new office in Naperville in mid 1998. The common stock of Alliance Bancorp is traded on the Nasdaq National Market Tier of the Nasdaq Stock Market under the symbol ABCL.